EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into effective as of August 17, 2015 (the "Effective Date"), by and between Lukas Scheibler (the "Executive") and Acucela Inc. (the "Company").

In consideration of the mutual covenants herein contained, the continuing employment of the Executive by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Duties and Scope of Employment. The Company shall employ Executive in the position of Executive Vice President. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Company's Chief Executive Officer (CEO) unless the CEO delegates to another senior executive. Only the Chief Executive Officer or his designate shall have the right to revise such responsibilities from time to time, as he deems necessary or appropriate. The CEO or its Compensation Committee shall have the right to revise Executive's compensation as provided for in Section 4(a) and (c) below, consistent with the provisions of this Agreement.

2.Obligations. While employed hereunder, Executive will perform his duties faithfully and to the best of his ability. Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO; provided, however Executive may engage in non-competitive business or charitable activities so long as such activities do not materially interfere with Executive's responsibilities to the Company. Any board of director positions with other business or charitable entities entered into after the Effective Date shall be subject to the prior approval of the CEO.

3.Employment Term. Unless otherwise terminated earlier as provided in Section 5, Executive's employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue until August 16, 2016 (the "Initial Term"), provided that this Agreement shall automatically renew for successive one-year periods unless either the Company or the Executive provide written notice to the other of its intention not to renew the Agreement at least sixty (60) days prior to the end of any yearly term (each such additional year being an "Extended Term", and collectively with the Initial Term being the "Employment Term").

4.	Compensation and Benefits.

(a)    Base Compensation. The Company shall pay Executive as compensation for Executive's services hereunder an annual base salary of $310,000.00 (Three Hundred Ten Thousand). Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. The base salary may be increased pursuant to annual review by the CEO and or Compensation Committee of the Board.

(b)Signing Bonus. Executive will receive a one-time signing bonus of Fifty Thousand Dollar ($50,000.00), subject to applicable tax withholding and paid at the time of Executive's first regularly scheduled paycheck in accordance with normal Company payroll practices, without regard to any waiting period applicable to bonuses granted to Company employees.

(c)Incentive Bonus. In addition to the base salary, Executive may receive a discretionary performance bonus relating to each year of employment with the Company under this Agreement equal to an amount to be determined by the Board or its Compensation Committee. Such bonus shall be paid by March 30 of the year following the year for which the bonus relates. The maximum amount of such performance bonus shall be 35% of Executive's then current base salary for the applicable fiscal year. Such performance bonus, if any, shall be based upon Company performance against objective metrics to be determined annually by the CEO and or its Compensation Committee.

(d)Benefits. Executive shall be eligible to participate in the employee benefit plans which are available or which become available to other employees of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Employee may work virtual from Telluride, Colorado up to 25% (twenty-five percent) of his time providing it does not interfere with the goals and objectives of the Company. Such benefits shall include participation in the Company's group medical, life, disability, and retirement plans, and any supplemental plans available to senior executives of the Company from time to time. Executive will accrue 25 (twenty-five) days of Personal Time-Off ("PTO"), prorated for the calendar year in which Executive is hired, to a maximum accrual of 240 hours in accordance with the Company's PTO policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. The Company reserves the right to change or terminate its employee benefit plans and programs at any time.

(e)Commuting Benefits. In addition to other benefits, and to assist Executive in commuting from his current residence in Telluride, Colorado to the Seattle office, the Company will pay for the cost of coach airfare for Executive up to an aggregate 37 round trips to Seattle for one (1) year from his date of hire to help defray commuting expenses. It is Executive's responsibility to account for these commuting expenses as applicable relative to personal income taxes.

(f)Business Expenses. The Company will reimburse Executive for reasonable business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

(g)RSU (Restricted Stock Units). Subject to Board approval and any required shareholder approval (which Company shall use its best efforts to obtain, if needed), the Company will provide Executive RSU's as set forth in a separate Restricted Stock Units Agreement pursuant to the 2014 Equity Incentive Plan, as amended, or any other agreement or restricted stock unit plan of the Company (the "RSU Plan"). The grant value of any RSU will be the current fair market value of the Company common stock as determined by the Board consistent with the requirements of IRC Sec. 409A and other applicable statutes and the aggregate number of shares subject to the RSU shall be equal to 0.35% of outstanding common stock on July 2, 2015, on a fully diluted basis. The RSU's will be subject to a four year vesting period, with twenty-five percent (25%) of Executive's RSUs vesting one-year after the Effective Date, and the remainder vesting thereafter on a monthly pro rata basis, provided that 100% vesting shall be triggered upon a Company Change in Control, provided further that the Executive's employment with the Company's successor is terminated by the Company successor without Cause or by the Employee with Good Reason ("Acceleration Trigger").

5.	Termination of Employment.

(a)    Termination by Company for Cause; Voluntary Termination. In the event Executive's employment with the Company is terminated for "Cause" (as defined herein) by the Company or voluntarily by Executive (i) the Company shall pay Executive any unpaid base salary due for periods prior to the date of termination of employment ("Termination Date");
(ii) the Company shall pay Executive all of Executive's accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to termination. These payments shall be made promptly upon termination and within the period of time mandated by applicable law. Executive shall retain all RSUs that are vested as of the Termination Date. All unvested RSUs will be immediately forfeited as of the Termination Date.

(b)    Termination by Company without Cause. The Company may terminate Executive's employment without Cause upon thirty (30) days written notice to Executive. If Executive's employment with the Company terminates other than voluntarily or for Cause, and Executive signs and does not revoke a Release, then, subject to Executive's compliance with Section 7, Executive shall be entitled to:
(i)    Receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his base salary, as then in effect, for a period of nine
(9) months from the date of such termination, to be paid periodically in accordance with the Company's normal payroll policies; provided that the Company may, in its sole discretion, choose to pay such payments for a period of twelve (12) months from the date of termination in conjunction with enforcing the noncompetition provision of that certain Intellectual Property Agreement attached hereto as Exhibit A (the "Intellectual Property Agreement").
(ii)    The same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Executive on the day immediately preceding the day of the Executive's termination of employment; provided, however, that (a) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(l ) of the Internal Revenue Code of 1986, as amended; and (b) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Executive with Company-paid health coverage until the earlier of

(i)the date Executive is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) nine (9) months from the Termination Date.
(iii) Any unvested portion of RSUs shall immediately vest as to that number of RSUs that would have vested had Executive remained a full-time employee with the Company through the nine (9) month period following the Termination Date and, subject to terms of the RSU Plan.

(c)Death. In the event of Executive's death while employed hereunder, Executive's beneficiary (or such other person(s) specified by will or the laws of descent and distribution) will receive (i) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to Executive's base salary for a period of ninety (90) days from Executive's death, to be paid periodically in accordance with the Company's normal payroll policies,
(ii)Company-paid COBRA benefits as specified in Section 5(b)(ii) above for ninety (90) days from Executive's death, and (iii) subject to the terms of the RSU Plan, have the right to the vested RSUs under the RSU Plan which are vested as of the date of Executive's death.

(d)Disability. In the event of Executive's termination of employment with the Company due to "Disability" (as defined herein), Executive shall be entitled to continuing payments of base salary (less applicable withholding taxes) until Executive is eligible for long term disability payments under the Company's group disability policy; provided, however, that in no event shall such period of continued base salary exceed 180 days following termination.

(e)Termination by Executive for Good Reason. If Executive terminates employment with the Company for "Good Reason" (as defined herein) within 90 days of a Good Reason event, and Executive signs and does not revoke a Release, then, subject to Executive's compliance with Section 7, Executive shall be entitled to the same benefits that he would receive in Section 5(b) above.

(f)Specified Employee. Notwithstanding any other provision in this Agreement to the contrary, if Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a "separation from service" (as defined for purposes of Code Section 409A and corresponding regulations), such payment shall be made on the date which is the earlier of the following: (i) the expiration of the six (6)-month period measured from the date of such "separation from service" of Executive, and (ii) the eighteen (18)-month anniversary of the date of this Agreement (the "Delay Period"), to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 5(f) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, without interest, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

6.No Impediment to Agreement. Executive hereby represents to the Company that Executive is not, as of the date hereof, and will not be during Executive's employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, Executive's ability to enter this Agreement and to perform the duties of Executive's employment.

7.Assignment of Inventions and Confidentiality Agreement. Executive acknowledges that by reason of his employment, he will have access to trade secrets and confidential or proprietary information, including but not limited to: confidential processes and technology, long range plans, marketing plans, supplier relationships, contract terms, compensation information, membership and customer data, financial information, pricing and costs information. Executive agrees, as a condition to Executive's employment with the Company and the effectiveness of this Agreement, to execute the Company's Intellectual Property Agreement; provided, however, to the extent there is any inconsistency between such agreement and this Agreement, this Agreement shall control.

8.Injunction. Executive agrees that an injunction may be granted by the Superior Court of King County, Washington, or by any other court or courts having jurisdiction, restraining him from violation of the terms of this Agreement, upon any breach or threatened breach. This shall not limit Company from any other relief or damages to which it may be entitled as a result of Executive's breach of this Agreement.

9.Alternative Dispute Resolution. Executive agrees that prior to filing any motion or claim against Company or any of its employees, he will offer to engage in formal mediation. Each party shall bear its own costs of mediation.

10.Fees. The prevailing party shall be entitled to its costs and attorney's fees incurred in any litigation relating to the interpretation or enforcement of this Agreement.

11.	Definitions.

(a)    Cause. For purposes of this Agreement, "Cause" is defined as any of the following: (i) fraud, illegal conduct, misappropriation or embezzlement on the part of Executive which results in material loss, damage or injury to the Company, (ii) a material breach of this Agreement (including any documents incorporated herein by reference) by Executive,
(iii)Executive's conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude, or (iv) conduct by Executive which constitutes willful, wanton or grossly negligent neglect of duties. Conduct will not be willful or grossly negligent if done, or not done, by Executive in good faith and with reasonable belief that action or omission was in the best interest of the Company. Any termination for "Cause" hereunder must be determined by a vote of the Board, with Executive first having been given specific written explanation of the basis for the "Cause" determination and an opportunity to appear before the Board prior to final Board action.

(b)    Change in Control. For purposes of this Agreement, "Change in Control" is defined as the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, the "Exchange Act") becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company's then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets;
(iii)the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;
(iv)any other transaction which qualifies as a "corporate transaction" under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company) or (v) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by member of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (v), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control. For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

(c)    Disability. For purposes of this Agreement, "Disability" is defined as Executive's inability to perform his employment duties to the Company hereunder for 180 days (in the aggregate) in any one-year period as determined by an independent physician selected by the Company.

(d)    Good Reason. For purposes of this Agreement, "Good Reason" is defined as the occurrence of any of the following: (i) A relocation of Company headquarters outside of the State of Washington; (ii) A material breach of this Agreement by the Company; (iii) Executive has a material reduction in position, status, duties or responsibilities, or is assigned duties materially inconsistent with his position. If the Executive wishes to terminate his employment for Good Reason, he must first give Company written notice of the circumstances constituting Good Reason within forty-five (45) days after the occurrence of such Good Reason event, the Employer must have at least thirty (30) days' opportunity to cure unless the circumstances are not subject to being cured, and Executive must terminate his employment no later than sixty (60) days after the expiration of the cure period.

(e)    Release. For purposes of this Agreement, "Release" is defined as a full and complete release of all claims of Executive against the Company, known or unknown on the date of its execution, in form and substance acceptable to the Company.

12.Successors; Personal Services. The services and duties to be performed by the Executive hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive, the Executive's heirs and representatives.

13.Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to Executive at the home address, which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Operating Officer.

14.	Miscellaneous Provisions.

(a)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(b)    Entire Agreement. This Agreement, the Company's Intellectual Property Agreement, and the Restricted Stock Units Agreement, shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof.
(c)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Washington without reference to any choice of law rules. The parties expressly stipulate that any litigation under this Agreement shall be brought in the state courts of King County, Washington or in the United States District Court for the Western District of Washington at Seattle. The parties agree to submit to the jurisdiction and venue of these courts.
(d)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(e)    No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection shall be void.
(f) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(g)Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, health insurance and employment taxes.
(h)Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Securities Exchange Act of 1934), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Executive.
(i)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(j) Code Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted , this Agreement shall be interpreted to be in compliance therewith. The Company makes no representation or warranty and will have no liability to Executive or any other person with respect to whether any provision of this Agreement fails to comply with Code Section 409A or fails to satisfy an intended exemption from Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A.
(k) Code Section 280G. Notwithstanding any provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any amount or benefit to be paid or provided by the Company or its affiliates to the Executive or the Executive's benefit pursuant to this Agreement or otherwise ("Covered Payments") would be an "excess parachute payment," within the meaning of Section 280G of the Code, but for this Section 14(k), then the Covered Payments shall be reduced to the minimum extent necessary (but in no event less than zero) so that no portion of any Covered Payments, as so reduced, constitutes an excess parachute payment, but only if and to the extent that such reduction will also result in, after taking into account all state, local and federal taxes applicable to the Executive (computed at the highest applicable marginal rate), including any taxes payable pursuant to Section 4999 of the Code (and any similar tax that may hereafter be imposed under any successor provision or by any taxing authority), greater after-tax proceeds to the Executive than the after-tax proceeds to the Executive computed without regard to any such reduction. The determination of whether any reduction in such Covered Payments is required pursuant to this Section 14(k) shall be made by a firm of independent certified public accountants or a law firm selected by the Company. In the event that any Covered Payment is required to be reduced pursuant to this Section 14(k), the Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 14(k). The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within ten (10) business days of the date on which he is notified of the determination that a reduction in Covered Payments is required under this Section 14(k), the Company may effect such reduction in any manner it deems appropriate.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:
Acucela, Inc.
	By:	/s/ John Gebhart
John Gebhart
	Its:	CFO

EXECUTIVE:
/s/ Lukas Scheibler
Lukas Scheibler

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

Intellectual Property Agreement

EXHIBIT A

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (this "Amendment") is effective as of December 9, 2015, by and between Lukas Scheibler (the "Executive") and Acucela Inc. (the "Company").

RECITALS

A.    Executive and the Company are parties to that certain Employment Agreement dated as of August 17, 2015 (the "Employment Agreement"), pursuant to which the Company agreed to employ Executive, and Executive agreed to be employed by the Company, as the Company's Executive Vice President subject to the terms and conditions of the Employment Agreement.

B.    Executive and the Company wish to amend and clarify the Employment Agreement as provided herein.

AGREEMENT

In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Amendments Concerning Determination of Incentive Bonus. Section 4(c) is hereby amended and restated in its entirety as follows:
(c)    Incentive Bonus. In addition to the base salary, Executive may receive a performance bonus relating to each year of employment with the Company under this Agreement equal to an amount to be determined by the Board or its Compensation Committee. Such bonus shall be paid by March 15 of the year following the year for which the bonus relates. The maximum amount of such performance bonus shall be 35% of Executive's then current base salary for the applicable fiscal year. Notwithstanding the forgoing, the maximum amount of the performance bonus relating to the Executive's employment with the Company in 2015 shall be 35% of the aggregate amount of base salary earned by the Executive during 2015. The amount of a performance bonus, if any, awarded under this Section 4(c) shall be based upon: (i) Company performance against objective metrics to be determined annually by the CEO and/or the Compensation Committee of the Board and (ii) the strategic leadership and overall performance of the Executive against objective and/or subjective metrics as determined by the CEO and/or the Compensation Committee of the Board in their sole and complete discretion.

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2.Amendments Concerning Equity Awards to be Granted. Section 4(g) is hereby amended and restated in its entirety as follows:
(g)    Equity Awards. Subject to Board approval and any required shareholder approval (which Company shall use its best efforts to obtain, if needed), the Company will provide Executive common stock restricted stock units ("RSUs") as set forth in a separate agreement pursuant to the Company's 2014 Equity Incentive Plan, as amended (the "2014 Plan"). The grant value of any RSU will be the current fair market value of the Company's common stock as determined by the Board consistent with the requirements of IRC Sec. 409A and other applicable statutes and the aggregate number of shares subject to the RSUs shall be equal to 0.35% of the Company's outstanding common stock on July 2, 2015 on a fully diluted basis. The RSUs shall be subject to a four (4) year vesting period, with twenty-five percent (25% ) of the RSUs vesting one-year after the Effective Date and the remaining seventy-five percent (75%) of the RSUs vesting thereafter on a monthly pro rata basis over the following three (3) years with the RSUs becoming completely vested four (4) years from the Effective Date; provided that upon a Company Change in Control, a termination of the Executive's employment by the Company without Cause, or a termination of employment by the Executive with Good Reason ("Acceleration Triggers"), the number of RSUs subject to vesting through the nine (9) month period following the date of termination of employment (the "Termination Date") shall become vested as of the Termination Date, or in the case of a Change in Control, upon the closing date of the transaction that results in a Change in Control, while all remaining unvested RSUs shall be forfeited. All unvested RSUs shall be forfeited upon a termination of employment by the Company for Cause or a termination by Executive without Good Reason. Notwithstanding the foregoing, if the Acceleration Trigger is a Change in Control and the Executive's employment with the Company's successor is terminated within twelve (12) months of the Change in Control either by: (a) the Company's successor without Cause, or (b) the Employee with Good Reason, then 100% of all remaining unvested RSUs shall become immediately vested as of the Termination Date.

3.Amendments Concerning Termination Provisions. Section 5(a) is hereby amended and restated in its entirety as follows:
(a)    Termination by Company for Cause; Voluntary Termination. In the event Executive's employment with the Company is terminated for "Cause" (as defined herein) by the Company or voluntarily by Executive (i) the Company shall pay Executive any unpaid base salary due for periods prior to the Termination Date;
(ii)    the Company shall pay Executive all of Executive's accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to termination. These payments shall be made promptly upon termination and within the period of time mandated by applicable law.

4.Current Section 5(b) (iii) shall be deleted in full and replaced in its entirely as follows:
(iii)    Receive an incentive bonus (less applicable tax withholding) described in Section 4(c) above, in an amount equal to 35% of nine (9) months of Executive's annual base salary in effect on the Termination Date. Such bonus to be paid to Executive according to the provisions of Section 4(c).

5.	The following is added as a new Section 5(b)(iv) of the Agreement:
(iv)    Any RSUs subject to vesting through the nine (9) month period following the Termination Date shall become vested as of the Termination Date, while all remaining unvested RSUs shall be forfeited.

6.Amendments Concerning Non-Renewal of Agreement. The following is added as a new Section 5(g):
(g)    Agreement Non-Renewal. Any non-renewal of this Agreement by the Company pursuant to Section 3 shall constitute a termination of Executive's employment by Company without Cause.

7.Amendment Concerning Change in Control. Section 1l(b) is hereby amended to add a further additional sentence at the end of the Section as follows:
Notwithstanding the foregoing, the transaction will not be deemed a Change in Control if the Company enters into: (i) any acquisition or merger with an entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportion as their ownership of the Company, or (ii) a transaction whose primary purpose is the reincorporation of the Company in another jurisdiction, either within or outside the United States.

8.Amendment Concerning Good Reason. Section 1l(d) is hereby amended and restated to read in its entirety as follows:
(d)    Good Reason. For purposes of this Agreement, "Good Reason" is defined as the occurrence of any of the following:(i) The Company's request for the Executive to relocate to a Company location outside of King, Pierce, or Snohomish counties in the State of Washington; (ii) A material breach of this Agreement by the Company; and/or, (iii) Executive has a material reduction in position, status, duties or responsibilities, or is assigned duties materially inconsistent with his or her position. If the Executive wishes to terminate his or her employment for Good Reason, he must first give Company written notice of the circumstances constituting Good Reason within forty-five (45) days after the occurrence of such Good Reason event, the Employer must have at least thirty
(30) days' opportunity to cure unless the circumstances are not subject to being cured, and Executive must terminate his employment no later than sixty (60) days after the expiration of the cure period. The definition of Good Reason in this Section 11 supersedes the definition provided in Section 26.20 of the 2014 Plan.

9.Amendment to Entire Agreement Provision. Section l4(b) is hereby amended and restated to read in its entirety as follows:
(b)    Entire Agreement. This Agreement, the related Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement, and the Company's Intellectual Property Agreement with Executive dated the Effective Date (the "Intellectual Property Agreement"), shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof. In the event of any conflict between this Agreement and any of the 2014 Plan, the Notice of Restricted Stock Unit Award, Restricted Stock Unit Agreement or
Intellectual Property Agreement, the terms of this Agreement shall prevail, including, without limitation, that the following sections of the 2014 Plan existing as of the date of this Amendment shall not be applicable to Executive: (i) the final six sentences of Section 20. 1 regarding consequences of a "Qualifying Termination" and "Acceleration", and
(ii) Section 26.20, definition of "Good Reason".

10.Extended Term. Regardless of the Effective Date, the Company acknowledges and agrees that the first Extended Term of Executive's Agreement will continue from the date of execution of this Amendment until December 31, 2016. Thereafter, the Agreement will be subject to automatic renewal for successive one-year periods according to the terms of Section 3 of the Agreement.
11.No Other Amendments. Except as specifically amended hereby, the terms of the Employment Agreement remain and continue in full force and effect and are hereby confirmed in all respects.
12.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer.

COMPANY:		ACUCELA INC.
Acucela, Inc.
	By:	/s/ Ryo Kubota
Ryo Kubota
	Its:	CFO

EXECUTIVE:
/s/ Lukas Scheibler
Lukas Scheibler